Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”), dated as of May 15, 2014, is among Cogent Communications Group, Inc., a Delaware corporation (the “Company”), Cogent Communications Holdings, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Holdings”), and Cogent Communications Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Holdings (“Merger Sub”).

RECITALS

WHEREAS, as of the close of business on May 6, 2014, the authorized capital stock of the Company consisted of (i) 75,000,000 shares of common stock, par value $0.001 per share (“Company Common Stock”), of which 46,657,552 shares were issued and outstanding, 187,282 shares were reserved for issuance under the 2004 Incentive Award Plan and no shares were held in treasury, and (ii) 10,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), of which none is outstanding.

WHEREAS, as of the date hereof, the authorized capital stock of Holdings consists of (i) 75,000,000 shares of common stock, par value $0.001 per share (“Holdings Common Stock”), of which 100 shares are issued and outstanding and no shares are held in treasury,  (ii) 10,000 shares of preferred stock, par value $0.01 per share (“Holdings Preferred Stock”), of which none is outstanding, and (iii) the Company owns all the issued and outstanding Holdings Common Stock.

WHEREAS, as of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share (“Merger Sub Common Stock”), of which 100 shares are issued and outstanding and no shares are held in treasury, and Holdings owns all the issued and outstanding Merger Sub Common Stock.

WHEREAS, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of the Holdings Common Stock and the Holdings Preferred Stock are the same as those of the Company Common Stock and the Company Preferred Stock, respectively.

WHEREAS, the Certificate of Incorporation and the Bylaws of Holdings immediately after the Effective Time (as hereinafter defined) will contain provisions identical to the Fifth Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company immediately before the Effective Time (other than with respect to matters excepted by Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”)).

WHEREAS, the directors of the Company immediately prior to the Merger (as hereinafter defined) will be the directors of Holdings as of the Effective Time.

WHEREAS, the officers of the Company immediately prior to the Merger will be the officers of Holdings as of the Effective Time.

WHEREAS, Holdings and Merger Sub are each newly formed corporations organized for the purpose of participating in the transactions herein contemplated.

WHEREAS, the Company desires to create a new holding company structure by merging Merger Sub with and into the Company with the Company being the Surviving Corporation (as defined below), and converting each outstanding share of Company Common Stock into one share of Holdings Common Stock, all in accordance with the terms of this Agreement.

WHEREAS, the Boards of Directors of Holdings, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the “Merger”).

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and the rules and regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdings and Merger Sub hereby agree as follows:

ARTICLE I.
THE MERGER

Section 1.1                                                The Merger.  In accordance with Section 251(g) of the DGCL and subject to and upon the terms and conditions of this Agreement, Merger Sub shall, at the Effective Time, be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.” At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

Section 1.2                                                Effective Time.  The Merger shall become effective upon the filing of a copy of this Agreement or a Certificate of Merger relating hereto with the Secretary of State of the State of Delaware (the time of such filing being referred to herein as the “Effective Time”).

Section 1.3                                                Certificate of Incorporation of the Surviving Corporation.  From and after the Effective Time, the Fifth Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit A hereto, in accordance with Section 251(g) of the DGCL, and as so amended shall thereafter continue in full force and effect as the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law.

Section 1.4                                                Bylaws.  From and after the Effective Time, the Amended and Restated Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

Section 1.5                                                Directors.  The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and the Amended and Restated Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.6                                                Officers.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and the Amended and Restated Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.7                                                Additional Actions.  Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Section 251(g) of the DGCL. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.8                                          Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Holdings, Merger Sub, the Company or the holder of any of the following securities:

(a)                                 Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of Holdings Common Stock.

(b)                                 Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(c)                                  Each share of Holdings Common Stock issued and outstanding immediately prior to the Merger shall automatically be canceled and retired and shall cease to exist.

(d)                                 From and after the Effective Time, holders of certificates formerly evidencing Company Common Stock shall cease to have any rights as stockholders of the

Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.9 herein.

Section 1.9                                                No Surrender of Certificates; Stock Transfer Books.  At the Effective Time, the designations, rights, powers and preferences, and qualifications, limitations and restrictions thereof, of the capital stock of Holdings will, in each case, be identical with those of the Company immediately prior to the Effective Time. Accordingly, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdings Common Stock into which such shares of Company Common Stock were converted pursuant to Section 1.8 herein.

ARTICLE II.
ACTIONS TO BE TAKEN IN
CONNECTION WITH THE MERGER

Section 2.1                                          Conversion of Options.  At the Effective Time, all unexercised and unexpired options to purchase Company Common Stock (“Company Options”) then outstanding, under the 2004 Incentive Award Plan (the “Company Stock Option Plan”), whether or not then exercisable, will be assumed by Holdings and each Company Option so assumed by Holdings under this Agreement will be converted into an option to purchase an equal number of shares of Holdings Common Stock subject to, the same terms and conditions as set forth in the Company Stock Option Plan and any agreements thereunder immediately prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per share exercise price) in accordance with Treasury Regulation 1.424-1(a).

Section 2.2                                          Assumption of Company Stock Option Plan, Stockholders Agreements and Other Agreements.  Holdings and the Company hereby agree that they will, at or promptly following the Effective Time, execute, acknowledge and deliver an assignment and assumption agreement (the “Assignment and Assumption Agreement”) pursuant to which, from and after the Effective Time, the Company will assign to Holdings, and Holdings will assume and agree to perform, all obligations of the Company pursuant to the Company Stock Option Plan, each stock option agreement and/or restricted stock agreement entered into pursuant to the Company Stock Option Plan, and each outstanding Company Option granted thereunder.  At the Effective Time, the Company Stock Option Plan, and each stock option agreement and restricted stock agreement entered into pursuant to the Company Stock Option Plan, shall each be automatically be deemed to be amended as necessary to provide that references to the Company in such agreements shall be read to refer to Holdings.

Section 2.3                                          Reservation of Shares.  On or prior to the Effective Time, Holdings will reserve sufficient shares of Holdings Common Stock to provide for the issuance of Holdings Common Stock upon exercise of the Company Options outstanding under the Company Stock Option Plan.

Section 2.4                                          Successor Issuer under the Securities Act.  It is the intent of the parties hereto that Holdings, as of the Effective Time, be deemed a “successor issuer” for purposes of continuing offerings under the Securities Act of 1933, as amended (the “Securities Act”).  As soon as practicable following the Merger, Holdings will, to the extent deemed appropriate, file post-effective amendments to the Company’s registration statements, adopting such registration statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and setting forth any additional information necessary to reflect any material changes made in connection with or resulting from the succession, or necessary to keep the registration statements from being misleading.

Section 2.5                                          Successor Issuer under the Exchange Act.  It is the intent of the parties hereto that the Merger will constitute a “succession” for purposes of Rule 12g-3(a) under the Exchange Act and, upon issuance of the Holdings Common Stock in connection with the Merger, the Holdings Common Stock will be deemed to be registered under Section 12(b) of the Exchange Act.  It is the further intent of the parties hereto that Holdings will be considered a “successor issuer” of the Company and will be considered a large accelerated filer for purposes of Rule 12b-2 under the Exchange Act.

Section 2.6                                                Company Obligations.  Notwithstanding the Merger contemplated herein, Holdings shall not be deemed the successor issuer to, or become subject to the restrictive covenants under, the Company’s 8.375% Senior Secured Notes due February 15, 2018 (the “Senior Notes”) or the Company’s 1.00% Convertible Senior Notes (the “Convertible Notes”), or other outstanding debt obligations. However, Holdings shall guarantee the Company’s outstanding debt obligations under the Convertible Notes. The Company will remain the primary obligor under its outstanding debt obligations.

ARTICLE III.
CONDITIONS OF MERGER

Section 3.1                                                Conditions Precedent.  The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:

(a)                                 No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

(b)                                 The Board of Directors of the Company shall have determined that holders of Company Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the Merger.

(c)                                  All third party consents and approvals required, or deemed by the Board of Directors of the Company advisable, to be obtained under any note, bond, mortgage, deed of trust, security interest, indenture, law, regulation, lease, license, contract, agreement, exchange membership, exchange allocation, plan or instrument or obligation to which the Company or any subsidiary or affiliate of the Company is a party, or by which the Company or any subsidiary or affiliate of the Company, or any property of the Company or any subsidiary or affiliate of the Company may be bound, in connection with the Merger and the transactions contemplated thereby, shall have been obtained by the Company or its subsidiary or affiliate, as the case may be.

ARTICLE IV.
COVENANTS

Section 4.1                                                Election of Directors.  Effective as of the Effective Time, the Company, in its capacity as the sole stockholder of Holdings, will, if necessary to comply with Section 251(g) of the DGCL, remove each of the then directors of Holdings, cause the board of directors of Holdings to effect such amendments to the bylaws of Holdings as are necessary to increase the number of directors of Holdings to equal the number of directors of the Company immediately prior to the Effective Time, and elect each person who is then a member of the board of directors of the Company as a director of Holdings, each of whom shall serve until his successor shall have been elected and qualified in accordance with the Certificate of Incorporation of the Surviving Corporation.

Section 4.2                                                The Company Stock Option Plan.  The Company and Holdings will take or cause to be taken all actions necessary or desirable in order for Holdings to assume the Company Stock Option Plan, each stock option and restricted stock agreement entered into pursuant thereto, and each Company Option granted thereunder, all to the extent deemed appropriate by the Company and Holdings and permitted under applicable law and the Company Stock Option Plan.

Section 4.3                                                Guarantee.  In connection with the Merger, Holdings shall become a guarantor of the obligations of the Company under the Convertible Notes, and Holdings shall execute and deliver a guaranty thereto and such other documents, as applicable.

Section 4.4                                                Insurance.  Holdings shall procure insurance or cause the execution of the insurance policies of the Company such that, upon consummation of the Merger, Holdings shall have insurance coverage that is substantially identical to the insurance coverage held by the Company immediately prior to the Merger.

Section 4.5                                                Assumption of Agreements.  The Company and Holdings will take or cause to be taken all actions necessary or desirable in order for Holdings to assume and perform the obligations of the Company under any other agreements to the extent deemed appropriate by the Company and Holdings and permitted under applicable law.

Section 4.6                                                Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).  Each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE V.
TERMINATION AND AMENDMENT

Section 5.1                                                Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company or the Board of Directors of Merger Sub if such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its stockholders. In the event of such termination and abandonment, this Agreement shall become void and the Company, Holdings and Merger Sub, and their respective stockholders, directors or officers, shall have no liability with respect to such termination and abandonment.

Section 5.2                                                Amendment. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the DGCL, be supplemented, amended or modified by the mutual consent of the Boards of Directors of the parties to this Agreement.

ARTICLE VI.
MISCELLANEOUS PROVISIONS

Section 6.1                                                Governing Law.  This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware.

Section 6.2                                                Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 6.3                                                Entire Agreement.  This Agreement together with the Assignment and Assumption Agreement, constitute the entire agreement and supersede all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement may not be amended or supplemented except by a written document executed by the parties to this Agreement.

Section 6.4                                                Severability.  The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, Holdings, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COGENT COMMUNICATIONS GROUP, INC.

By:	/s/ Robert N. Beury, Jr.
Name:	Robert N. Beury, Jr.
Title:	Vice President, Chief Legal Officer and Assistant Secretary

COGENT COMMUNICATIONS HOLDINGS, INC.

By:	/s/ Robert N. Beury, Jr.
Name:	Robert N. Beury, Jr.
Title:	Vice President, Chief Legal Officer and Assistant Secretary

COGENT COMMUNICATIONS MERGER SUB, INC.

By:	/s/ Robert N. Beury, Jr.
Name:	Robert N. Beury, Jr.
Title:	President and Secretary

Agreement and Plan of Restructuring

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

COGENT COMMUNICATIONS GROUP, INC.

FIRST:  The name of the corporation (hereinafter sometimes referred to as the “Corporation”) is:

Cogent Communications Group, Inc.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, 19808, Delaware.  The name of the Corporation’s registered agent for service of process on the Corporation in the State of Delaware, at such address, is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:  The aggregate number of all classes of shares of capital stock which the Corporation shall have the authority to issue is one hundred (100) shares of common stock, with a par value of $0.001 per share (the “Common Stock”).

FIFTH:  The rights, preferences, privileges and restrictions granted or imposed upon the Common Stock are as follows:

1.                                            Dividends.  The holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the board of directors of the Corporation (the “Board”) out of funds legally available therefor and to receive other distributions from the Corporation, including distributions of contributed capital, when and as declared by the Board.  Any dividends declared by the Board to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

2.                                            Liquidation, Dissolution or Winding Up.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata, in accordance with the number of shares of Common Stock held by each such holder.

3.                                            Voting.  Each holder of Common Stock shall have full voting rights and powers equal to the voting rights and powers of each other holder of Common Stock and shall be entitled to one (1) vote for each share of Common Stock held by such holder.  Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation.

SIXTH:  In furtherance and not in limitation of the power conferred by statute, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation subject to any limitations contained therein.

SEVENTH:  No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH:  Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

NINTH:  The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL.  All rights conferred upon stockholders herein are granted subject to this reservation.

TENTH:  To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions or agreements with such agents or other persons, by vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL and applicable decisional law, with respect to actions for breach of duty to the Corporation, its stockholders, and others.

ELEVENTH:  Any act or transaction by or involving the Corporation (other than the election or removal of directors of the Corporation) that requires for its adoption under the General Corporation Law of the State of Delaware or this certificate of incorporation the approval of the stockholders of the Corporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of Cogent Communications Holdings, Inc., a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the General Corporation Law of the State of Delaware and/or this certificate of incorporation.